Exhibit 10.24

9380 Carroll Park Drive San Diego, CA 92121 Phone (858) 731-9400 Fax (858) 731-9499 www.psemi.com

April 26, 2010

Mr. David R. Shepard

1345 Ravean Ct.

Encinitas, CA 92024

Re: Employment Offer

Dear Dave:

I am pleased to offer you a position with Peregrine Semiconductor Corporation (“Peregrine”) in San Diego, CA, as Vice President, High Performance Systems, reporting to Jim Cable, CEO commencing on April 26, 2010.

You will receive an annual salary of $ 220,000.00, which will be paid bi-weekly (26 pay periods) in accordance with Peregrine’s normal payroll procedures. As a Peregrine employee, you are also eligible to receive certain employee benefits. You should note that Peregrine may modify salaries, benefits, and incentive compensation from time to time as it deems necessary. You will begin accruing vacation and sick time on your new effective date of April 26, 2010. Sick time will be earned at one week (40 hours) each year on your anniversary date. Vacation time will accrue at the rate of 3 weeks per year increasing to 4 weeks after 5 years of employment.

Incentive Plan: You will be eligible to participate in Peregrine’s Key Executive Incentive Plan, which is administered by the Compensation Committee of the Board. Under this Plan, you will be eligible to receive up to 25% of your base pay, following the end of the fiscal year, for achievement of defined Peregrine and personal objectives. Payments under this Plan are dependent on you carrying out your duties in an ethical and responsible manner.

In compliance with all applicable federal and state securities laws we will recommend to the Board of Directors of Peregrine at the next Board meeting that you be granted:

An incentive stock option (ISO) to purchase 1,000,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the day your ISO is approved by the Board. This ISO shall become exercisable as to 25% of the shares one year from the date of commencement of employment and daily thereafter.

The foregoing ISO shall be subject in all respects to the terms and conditions of Peregrine’s 2004 Incentive Stock Option Plan and Peregrine’s standard form of agreement under such plan. This ISO expires 10 years from the date of grant or 30 days after your termination of employment.

Page Two – Shepard

At Will Employment: You should be aware that your employment with Peregrine is for no specified duration and is at will. This means your employment may be terminated by either you or Peregrine with or without cause at any time, and with or without notice. Any representation you may have received to the contrary is unauthorized and invalid unless made in writing and signed by the President of Peregrine. Nothing in this offer letter or Peregrine’s policies and procedures is intended to alter the nature of your at will employment.

Normal working hours are from 8:30 a.m., to 5:30 p.m., Monday through Friday. Of course, as an exempt employee your employment is not governed by applicable overtime laws and you will be expected to work additional hours as required by your assignments.

As a Peregrine employee, you will be expected to abide by Peregrine’s rules and regulations. As a condition of your employment, you will be required to sign an acknowledgment that you have received and read the Employee Handbook and Personnel Policies Guide. You will further be required to sign and comply with a Confidential Information, Invention Assignment, Disclosure, and Non-Solicitation Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Peregrine and non-disclosure of proprietary information. You will also be required to sign a mutual Arbitration Agreement binding on you and Peregrine to submit to arbitration any disputes or claims that may arise concerning your employment with Peregrine, except that injunctive remedies may be sought with a court of competent jurisdiction regarding any disputes or claims raised by you or Peregrine relating to or arising out of misappropriation of trade secrets or confidential information or the alleged violation of any non-solicitation, noncompetition or invention and patent and copyright obligation. (Arbitration Agreement is included with this offer.)

This written offer along with the particular agreements referenced in this letter represent the entire agreement between you and Peregrine concerning the terms and conditions of your employment and supersede any previous oral or written communications, representations, understandings, or agreements relating to your employment with Peregrine.

To indicate your acceptance of Peregrine’s offer and the terms set forth in this letter, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and Peregrine, set forth the terms of your employment with Peregrine and supersede any prior representations or agreements, whether written or oral. This written offer may not be modified or amended except by a written agreement signed by you and an officer of Peregrine.

Page Three – Shepard Offer

We look forward to working with you at Peregrine Semiconductor.

If the terms of this letter are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space indicated below and returning it to Brenda Phillips in Human Resources.

Sincerely,
PEREGRINE SEMICONDUCTOR CORPORATION

/s/ Jim Cable
Jim Cable
Chief Executive Officer

I ACCEPT AND AGREE this

27 day of May, 2010

/s/ David Shepard
David Shepard

Enclosures:	Duplicate Original Letter Arbitration Agreement